Exhibit  99.1
Commercial Metals Company Reports Loss of $0.32 EPS for Second Quarter
     Irving, TX — March 24, 2009 — Commercial Metals Company (NYSE: CMC) today reported a net loss of $35.3 million or $0.32 per share on net sales of $1.6 billion for the quarter ended February 28, 2009. This compares with net earnings of $39.8 million or $0.34 per diluted share on net sales of $2.3 billion for the second quarter last year. This year’s second quarter included after-tax LIFO income of $80.7 million or $0.72 per share compared with expense of $38.3 million or $0.32 per diluted share in last year’s second quarter. LIFO is an inventory costing method that assumes the most recent inventory purchases or goods manufactured are sold first which in periods of declining prices results in income that eliminates the effect of deflation from operating results. Changes in LIFO are not write downs or write offs or market adjustments. They are changes in cost components based on an assumption of physical inventory flows.
     Net earnings for the six months ended February 28, 2009, were $26.7 million or $0.23 per diluted share on net sales of $4.0 billion. For the same period last year, net earnings were $108.9 million or $0.91 per diluted share on net sales of $4.4 billion. For the six months ended February 28, 2009, after-tax LIFO income was $154.6 million or $1.36 per diluted share, compared with an expense of $35.5 million or $0.30 per diluted share last year.
     In response to price declines, demand destruction, and a global liquidity and credit crisis, the Company recorded the following consolidated expenses during the second quarter:
–	Lower of cost or market inventory adjustments of $61.3 million

–	Other charges relating to contractual noncompliance exposures, environmental, and discontinued operations of $15.6 million

–	Bad debt expense of $14.6 million

–	Severance costs of $6.5 million

–	Impairment charges of $5.1 million
Selling, general and administrative expenses in the second quarter included $14.6 million of costs associated with the investment in the global deployment of SAP software compared to $14.7 million in last year’s second quarter; project to date we have expensed $116.0 million. Other SAP costs of $100.2 million have been capitalized since inception of the project, of which $6.5 million was capitalized in the current quarter.
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(CMC Second Quarter Fiscal 2009 — Page 2)
General Conditions
          CMC Chairman, President and Chief Executive Officer Murray R. McClean said, “The deterioration of global steel markets continued during the quarter, reaching Eastern and Central Europe and Australia, our last markets of relative strength. Volumes, pricing, and margins all declined from the first quarter as destocking continued and demand remained weak. China had a bit of a false start as inventory built at stockists and distributors in anticipation of improving demand after the Chinese New Year which did not materialize. Only our Americas Mills and Americas Fabrication and Distribution segments fared better this quarter than the comparable second quarter of last year. Lower prices and lower inventory quantities triggered LIFO income during the quarter which mitigated a substantial amount of inventory revaluation. Our largest commercial exposures continue to be unwarranted contract cancellations, market claims, price renegotiations, and unexpected inventory positions.”
Americas Recycling
     McClean said, “Ferrous scrap markets appear to have bottomed during November 2008. Ferrous volumes and pricing fell dramatically from the second quarter of last year leading to a significant operating loss. Nonferrous scrap markets followed a similar pattern as last year. Ferrous prices, overall, recovered during the quarter, but at a very modest pace and starting from a very low level. Copper prices rose during the quarter, but aluminum declined. The adjusted operating loss of $36.2 million continued the reversal of results from the previous strong year; the segment had an adjusted operating profit of $25.6 million in the second quarter of last year. Pre-tax LIFO income of $8.6 million ($5.0 million of LIFO expense in last year’s quarter) took the edge off falling inventory values. The average ferrous scrap sales price for the second quarter was $162 per short ton, a 44% decline from last year’s second quarter. Nonferrous pricing fared worse with an average sales price of $1,294 per short ton, a drop of 53%. Shipments of ferrous scrap fell to levels not seen since the first quarter of 2004; we shipped 435 thousand tons, a 42% decline from the second quarter of last year. Nonferrous shipments totaled 38 thousand tons, a 47% drop from last year. We exported 31% of our nonferrous scrap tonnage during the quarter.”
Americas Mills
     “In an otherwise uninspiring environment,” according to McClean, “we are proud that our number one priority for our employees, safety, has been recognized once again. CMC Steel Alabama was named by the Steel Manufacturer’s Association as the safest steel mill in North America in 2008. This is the seventh year in a row one of CMC’s mills has won the award, each mill having won at least once.
     “The trend of declining prices and shipments which began in the first quarter continued into the second. We adjusted our production and inventory to meet the reduced market demand. Our Americas Mills segment earned adjusted operating profit of $73.1 million compared to $55.3 million in the comparable quarter last year. The decline in prices and quantities in inventory led to pre-tax LIFO income of $52.6 million, compared to $18.2 million of pre-tax LIFO expense last year.”
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(CMC Second Quarter Fiscal 2009 — Page 3)
     McClean added, “Our steel mills ran at 55% of capacity for the quarter with those with greater rebar capacity running higher and those with more merchant products capacity running lower. Sales revenues declined as both prices and shipments were lower than the second quarter of last year. Our steel mills adjusted operating profit of $71.1 million was up 40% compared to the prior year second quarter; pre-tax LIFO income was $42.4 million compared to the prior year second quarter pre-tax LIFO expense of $19 million. Our metal margin at $450 per ton was 38% above the second quarter of last year and only 2% down from the first quarter; however, lower production volumes caused conversion costs per ton to rise eroding some of this positive effect. The price of ferrous scrap consumed at the mills during the quarter fell 29% compared to last year’s second quarter. Our average selling price of $656 was up $39 per ton, while the average selling price for finished goods was up $19 per ton to $676. Sales volumes declined 38% to 391 thousand tons. Continuing the trend in the first quarter, we shipped more rebar than merchant products; rebar accounted for 58% of tonnage shipped and merchant products 42%. The price premium of merchant bar over reinforcing bar averaged $257 per ton. On a quarter-to-quarter basis, tonnage melted for the second quarter was down 42% to 336 thousand tons while tonnage rolled declined 37% to 318 thousand tons. Lower production rates resulted in overall decreases in electrode, alloys, and energy costs.
          “Our copper tube mill reported an adjusted operating profit of $2.0 million, down substantially from $4.4 million in the second quarter of last year. The mill recorded pre-tax LIFO income of $10.2 million during the quarter compared to pre-tax LIFO income of $800 thousand in the prior year. Sales statistics now include the effects of expanding our product line to include steel tubing sold as complimentary products. Total pounds shipped fell 28% to 10.4 million pounds (of which 657 thousand pounds was steel). The average copper selling price declined $1.40 per pound to $2.43 per pound; metal spreads declined 40 cents. The cost of copper scrap decreased $1.53 per pound to $1.55 per pound. Copper tube production decreased 26% to 9.5 million pounds compared to last year’s second quarter.”
Americas Fabrication and Distribution
     McClean said, “Our Americas Fabrication & Distribution segment reported adjusted operating profit of $17.0 million compared to last year’s loss of $7.6 million. Results were aided by pre-tax LIFO income of $46.7 million whereas the prior year was burdened by rapidly escalating steel prices causing a pre-tax LIFO expense of $35.2 million. The quarter was not without its challenges. The weaker economy has customers suffering from lack of liquidity, spot prices declining, and the volume of new work for bidding waning, all leading to increased competition. For the segment, this resulted in increased bad debt expense, lower of cost or market adjustments on inventory, impairment charges, and severance costs. The composite average fab selling price (excluding stock and buyouts) increased 22% to $1,243 per ton compared to the same quarter last year. Rebar shipments increased during the quarter, but only due to new acquisitions. Rebar, structural, and construction services were profitable, but post and joist & deck incurred losses. Joist continues to suffer the greatest downturn. Our domestic steel import and distribution business was unprofitable as unwarranted contract cancellations, market claims, price renegotiations, and the liquidation of unexpected inventory positions took a huge toll.”
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(CMC Second Quarter Fiscal 2009 — Page 4)
International Mills
          McClean said, “Continuing deteriorating international financial conditions evidenced by declining prices and volumes in Poland, a strengthening U.S. dollar, a harsh winter and our continued losses in Croatia resulted in an adjusted operating loss of $24.3 million for this segment compared to a $9.7 million profit in the second quarter of last year. Central and Eastern Europe were one of the last areas to feel the full brunt of the global economic meltdown, but they have now been clearly affected. The region was impacted by huge currency movements; the Polish zloty lost 23% to the Euro and 26% to the U.S. dollar in the second quarter. This would normally lead to export opportunities such as our profitable billet sales last year, but international steel markets are not currently open to imports. CMC Poland had an adjusted operating loss of $11.2 million. Shipments totaled 237 thousand tons (9 thousand tons of billets) compared to 403 thousand tons (81 thousand tons of billets). For the second quarter, tons melted were 244 thousand tons compared to 385 thousand tons last year, and tons rolled were 226 thousand tons compared to 308 thousand tons in the prior year. Average selling prices increased 4% to PLN 1,471 per ton compared to PLN 1,414. The cost of purchased scrap entering production decreased 16%. The average metal margin increased to PLN 629 from PLN 589.
          “Our adjusted operating loss in Croatia for the second quarter was $13.1 million. This included lower of cost or market adjustments to inventory and an impairment charge as we decided to exit the cold processing business. After the end of the quarter, we successfully trialed new sizes and shapes of billets from our melt shop improvement project. This is the first phase to be followed by the installation of a newer furnace scheduled to be online by the end of the calendar year. During the quarter, we melted 7 thousand tons (production was lower due to construction and natural gas curtailment), rolled 13 thousand tons, and shipped 15 thousand tons.”
International Fabrication and Distribution
     McClean added, “The reduced demand in steel markets, continually lower prices leading to inventory valuation adjustments, and customer contractual noncompliance led this segment to its first operating loss in decades. Though global inventories are not excessive, destocking continues and customers are living hand to mouth, a buying pattern detrimental to the lead times inherent in distribution. The segment incurred an adjusted operating loss of $11.8 million. Our last strong market, Australia, succumbed to the worldwide recession during the quarter. The segment suffered from lower of cost or market adjustments on inventory and accruals on contract losses. The only positive notes for the segment were raw materials distribution and some selective Asian businesses. Our fab shops in Poland and Germany incurred a loss by writedowns of inventory and customer contract withdrawals.”
Financial Condition
     McClean said, “As the global liquidity crisis prolongs, balance sheet quality and strength, liquidity, and headroom on debt covenants carry heightened importance. Our inventories are conservatively valued on LIFO (at February 28, 2009 the reserve was $324.5 million) and a substantial amount of our accounts receivable are credit insured or backed by letters of credit. Nonetheless, in this period of economic volatility, increased measures of caution are warranted, and we increased our allowance for doubtful accounts during the quarter. CMC has as low a percentage of goodwill and intangible assets to total
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(CMC Second Quarter Fiscal 2009 — Page 5)
assets as any domestic competitor. At February 28, 2009, goodwill and intangibles totaled $147.3 million, representing only 4% of total assets. We have substantially all our $400 million revolver available in the form of either commercial paper or bank borrowings (only $26.9 million of letters of credit outstanding against it at February 28, 2009). No amounts were outstanding against our $200 million accounts receivable securitization program at February 28, 2009. We retired $100 million of long-term debt during the quarter and at quarter end had short-term cash investments of $81.2 million. No long-term debt payments are now due until 2013. We have two debt covenants — a debt/capital ratio test and an EBITDA to interest coverage test. The maximum debt/capital ratio is 60%; at February 28, 2009, CMC was 44%. We are required to keep a twelve month rolling average EBITDA to interest coverage of 2.5 times; for the twelve months ended February 28, 2009, we had coverage of 6.0 times.
     “The effective tax rate for the quarter and six month period varies significantly from the statutory rate due to lower tax rate jurisdictions (predominantly international) incurring losses, profits earned in states with income taxes, and the effect of permanent differences having a greater effect at lower levels of pre-tax income.”
Outlook
     McClean said, “It will be rough going for the balance of our fiscal year and likely for the remainder of calendar 2009. There are no sustainable catalysts absent solving the global liquidity crisis. The spring construction season will bring an up tick in volumes, but this will be clearly seasonal and not an indication of recovery. The effects of the U.S. stimulus package will not be felt until late in calendar 2009 and even then expected to be modest. Other countries’ efforts are likely to be mixed; we are most encouraged by the focus of the Chinese programs on infrastructure.
     “Our efforts will be directed at cash generation through working capital management and cost containment. We intend to maintain our strong balance sheet and leave our revolving credit and accounts receivable securitization programs unused and fully available. Our major capital projects - Arizona micro mill, Polish flexible mill, Croatian melt shop, and SAP — will be substantially complete this fiscal year.
     “We wish we could be more hopeful and encouraging in the short term, but there remains a lack of confidence among most of our end-use markets. Backlogs continue to decrease, and it is likely that metal margins will contract in the third quarter, though still at historically good levels. LIFO will continue to act as a buffer if prices deteriorate. We estimate that our Americas steel mills will likely operate at 50% to 60% of capacity with highway markets in the five state Texas region still decent, but weakness on both coasts. It is becoming increasingly difficult to project results in a global economic environment lacking confidence, with dysfunctional credit markets, and the uncertain impact of government stimulus programs. With less certainty in our ability to estimate than in the past, we would anticipate a third quarter loss, but at lower levels than the second quarter.”
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(CMC Second Quarter Fiscal 2009 — Page 6)
Conference Call
     CMC invites you to listen to a live broadcast of its second quarter 2009 conference call on Tuesday, March 24, at 11:00 a.m. ET. The call will be hosted by Murray McClean, Chairman, President and CEO, and Bill Larson, Senior Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the web cast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
          Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
Forward-Looking Statements
     The Outlook section of this news release contains forward-looking statements regarding the outlook for the Company’s financial results including net earnings, economic conditions, credit availability, product pricing and demand, production rates, inventory levels, and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expect,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “outlook,” “will” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include the success or failure of government efforts to stimulate the economy including restoring credit availability and confidence in a recovery, construction activity, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, interest rate changes, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, the ability to integrate acquisitions into operations; global factors including political and military uncertainties, currency fluctuations, energy and supply prices and decisions by governments impacting the level of steel imports and pace of overall economic activity, particularly China.
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(CMC Second Quarter Fiscal 2009 — Page 7)

	Three months ended		Six months Ended
(Short Tons in Thousands)	2/28/09	2/29/08	2/28/09	2/29/08
Domestic Steel Mill Rebar Shipments	227	266	463	551
Domestic Steel Mill Structural and Other Shipments	164	364	360	673
CMCZ Shipments	237	403	532	671

Total Mill Tons Shipped	628	1,033	1,355	1,895

Average FOB Mill Domestic Selling Price (Total Sales)	$656	$617	$729	$601
Average Cost Domestic Mill Ferrous Scrap Utilized	$206	$292	$277	$269
Domestic Mill Metal Margin	$450	$325	$452	$332
Average Domestic Mill Ferrous Scrap Purchase Price	$167	$275	$216	$254
Average FOB Mill CMCZ Selling Price (Total Sales)	$457	$576	$582	$574
Average Cost CMCZ Ferrous Scrap Utilized	$258	$336	$305	$333
CMCZ Mill Metal Margin	$199	$240	$277	$241
Average CMCZ Ferrous Scrap Purchase Price	$201	$319	$234	$305

Fab Plant Rebar Shipments	241	226	530	488
Fab Plant Structural, Post, Joist and Deck Shipments	105	150	243	316

Total Fabrication Tons Shipped	346	376	773	804

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$1,243	$1,022	$1,260	$1,018

Domestic Scrap Metal Tons Processed and Shipped	476	833	1,039	1,620
BUSINESS SEGMENTS
(in thousands)

	Three months ended		Six months ended
	2/28/09	2/29/08	2/28/09	2/29/08
Net Sales
Americas Recycling	$138,791	$478,030	$399,241	$903,395
Americas Mills	281,290	467,790	668,774	870,600
Americas Fab and Distribution	685,538	636,902	1,602,275	1,278,190
International Mills	136,666	245,886	360,737	414,064
International Fab and Distribution	587,749	752,533	1,518,342	1,509,925
Corporate, Discontinued Operations and Eliminations	(211,864)	(326,973)	(558,369)	(606,002)

Total Net Sales	$1,618,170	$2,254,168	$3,991,000	$4,370,172

Adjusted Operating Profit (Loss):
Americas Recycling	$(36,178)	$25,634	$(64,131)	$42,511
Americas Mills	73,085	55,263	191,785	124,476
Americas Fab and Distribution	16,972	(7,638)	83,600	22,798
International Mills	(24,324)	9,651	(41,059)	9,074
International Fab and Distribution	(11,838)	21,708	3,047	48,267
Corporate and Eliminations	(27,398)	(25,793)	(58,353)	(48,504)
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(CMC Second Quarter Fiscal 2009 — Page 8)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands except share data)

	Three months ended		Six months ended
	2/28/09	2/29/08	2/28/09	2/29/08
Net sales	$1,618,170	$2,254,168	$3,991,000	$4,370,172

Costs and expenses:
Cost of goods sold	1,455,225	2,016,397	3,561,371	3,871,777
Selling, general and administrative expenses	172,884	157,411	326,394	307,410
Interest expense	17,763	14,033	43,846	26,458

	1,645,872	2,187,841	3,931,611	4,205,645
Earnings (loss) from continuing operations before income taxes and minority interests	(27,702)	66,327	59,389	164,527
Income taxes	7,008	22,923	37,774	56,280

Earnings (loss) from continuing operations before minority interests	(34,710)	43,404	21,615	108,247
Minority interests (benefit)	(163)	391	(117)	263

Earnings (loss) from continuing operations	(34,547)	43,013	21,732	107,984

Earnings (loss) from discontinued operations before taxes	(924)	(4,229)	8,189	2,221
Income taxes (benefit)	(164)	(991)	3,222	1,266

Earnings (loss) from discontinued operations	(760)	(3,238)	4,967	955

Net earnings (loss)	$(35,307)	$39,775	$26,699	$108,939

Basic earnings (loss) per share
Earnings (loss) from continuing operations	$(0.31)	$0.37	$0.19	$0.93
Earnings (loss) from discontinued operations	$(0.01)	$(0.02)	$0.04	$0.01

Net earnings (loss)	$(0.32)	$0.35	$0.23	$0.94

Diluted earnings (loss) per share
Earnings (loss) from continuing operations	$(0.31)	$0.36	$0.19	$0.90
Earnings (loss) from discontinued operations	$(0.01)	$(0.02)	$0.04	$0.01

Net earnings (loss)	$(0.32)	$0.34	$0.23	$0.91

Cash dividends per share	$0.12	$0.12	$0.24	$0.21

Average basic shares outstanding	111,998,128	115,139,693	112,501,326	116,354,030
Average diluted shares outstanding	111,998,128	118,028,571	113,917,263	119,200,422
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(CMC Second Quarter Fiscal 2009 — Page 9)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	February 28,	August 31,
	2009	2008
Assets:
Current Assets:
Cash and cash equivalents	$114,458	$219,026
Accounts receivable, net	989,080	1,369,453
Inventories	903,842	1,400,332
Other	185,576	228,632

Total Current Assets	2,192,956	3,217,443

Net Property, Plant and Equipment	1,169,760	1,154,322

Goodwill	72,124	84,837

Other Assets	249,173	289,769

	$3,684,013	$4,746,371

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable — trade	$413,610	$838,777
Accounts payable — documentary letters of credit	177,732	192,492
Accrued expenses and other payables	333,389	563,424
Income taxes payable and deferred income taxes	—	156
Notes payable	27	31,305
Current maturities of long-term debt	11,498	106,327

Total Current Liabilities	936,256	1,732,481

Deferred Income Taxes	51,618	50,160
Other Long-Term Liabilities	91,702	124,171
Long-Term Debt	1,157,817	1,197,533

Total Liabilities	2,237,393	3,104,345

Minority Interests	2,804	3,643

Stockholders’ Equity	1,443,816	1,638,383

	$3,684,013	$4,746,371

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(CMC Second Quarter Fiscal 2009 — Page 10)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six months ended
	2/28/09	2/29/08
Cash Flows From (Used by) Operating Activities:
Net earnings	$26,699	$108,939
Adjustments to reconcile net earnings to cash from (used by) operating activities:
Depreciation and amortization	78,575	63,873
Minority interests (benefit)	(117)	263
Provision for losses on receivables	23,378	1,424
Share-based compensation	8,766	9,068
Net loss on sale of assets and other	495	102
Writedown of inventory	61,325	—
Asset impairment	5,051	409

Changes in Operating Assets and Liabilities, Net of Effect of Acquisitions:
Accounts receivable	395,485	(89,404)
Accounts receivable sold (repurchased)	(118,817)	37,369
Inventories	319,023	(48,403)
Other assets	60,324	(70,486)
Accounts payable, accrued expenses, other payables and income taxes	(545,604)	(59,406)
Deferred income taxes	2,583	(8,051)
Other long-term liabilities	(28,102)	4,772

Net Cash Flows From (Used By) Operating Activities	289,064	(49,531)

Cash Flows From (Used by) Investing Activities:
Capital expenditures	(209,617)	(144,446)
Purchase of minority interests in CMC Zawiercie	(6)	(130)
Proceeds from the sale of property, plant and equipment and other	4,842	663
Acquisitions of other businesses, net of cash acquired	(900)	(21,040)

Net Cash Flows Used By Investing Activities	(205,681)	(164,953)

Cash Flows From (Used by) Financing Activities:
Decrease in documentary letters of credit	(14,760)	(9,392)
Short-term borrowings, net change	(27,897)	38,309
Repayments on long-term debt	(102,019)	(1,201)
Proceeds from issuance of long-term debt	6,544	—
Stock issued under incentive and purchase plans	1,378	12,808
Treasury stock acquired	(18,514)	(151,530)
Cash dividends	(27,134)	(24,629)
Tax benefits from stock plans	1,346	4,101

Net Cash Flows Used By Financing Activities	(181,056)	(131,534)
Effect of Exchange Rate Changes on Cash	(6,895)	2,178

Decrease in Cash and Cash Equivalents	(104,568)	(343,840)
Cash and Cash Equivalents at Beginning of Year	219,026	419,275

Cash and Cash Equivalents at End of Period	$114,458	$75,435

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(CMC Second Quarter Fiscal 2009 — Page 11)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.
EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.

	Three Months	Six Months
	Ended	Ended
	2/28/09	2/28/09
Net earnings (loss)	$(35,307)	$26,699
Interest expense	17,944	44,392
Income taxes	6,844	40,996
Depreciation and amortization	37,267	78,575

EBITDA	$26,748	$190,662

EBITDA to interest coverage
for the quarter ended February 28, 2009:	for the six months ended February 28, 2009:
$26,748 / 17,944 = 1.5	$190,662 / 44,392 = 4.3
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at February 28, 2009 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$1,443,816
Long-term debt	1,157,817
Deferred income taxes	51,618

Total capitalization	$2,653,251
Other Financial Information
Long-term debt to cap ratio as of February 28, 2009:
Debt divided by capitalization
     $1,157,817 / 2,653,251 = 43.6%
Total debt to cap plus short-term debt ratio as of February 28, 2009:
     $1,169,342 / (2,653,251 + 11,498 + 27) = 43.9%
Current ratio as of February 28, 2009:
Current assets divided by current liabilities
     $2,192,956 / 936,256 = 2.3
-(END)-

Contact:	Debbie Okle Director, Public Relations 214.689.4354
2009-07